Exhibit 99.1

KOHLBERG KRAVIS ROBERTS & CO. COMPLETES

ACQUISITION OF SEALY CORPORATION FROM BAIN CAPITAL

TRINITY, NC, April 8, 2004 — Sealy Corporation, the world’s largest manufacturer of bedding products, announced today that an affiliate of Kohlberg Kravis Roberts & Co. L.P.  (KKR) has completed its previously announced acquisition of the company from a private investment group that includes Bain Capital, Charlesbank Capital Partners, JPMorgan Partners, CIBC Argosy Merchant Fund and BancBoston Capital. KKR and Sealy management have acquired approximately 92 percent of Sealy in the transaction, with existing Sealy shareholders retaining the remaining 8 percent interest.  The transaction is valued at approximately $1.5 billion.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. served as financial advisors to Sealy Corporation.  Kirkland & Ellis LLP advised the selling Sealy shareholders and Simpson Thacher & Bartlett LLP advised KKR.

Sealy Corporation

Sealy is the largest bedding manufacturer in the world.  In the U.S., Sealy serves more than 7,000 retail outlets in all 50 states.  Including its subsidiaries, Sealy has 31 manufacturing plants in the United States, Canada, France, Italy, Brazil, Argentina and Mexico.  There are a total of 12 international licensees operating in Spain, Portugal, Australia, Israel, Jamaica, Dominican Republic, Saudi Arabia, Japan, New Zealand, Thailand, South Africa, the Bahamas and the United Kingdom.  In addition to its licensees, Sealy has a joint venture in Southeast Asia and Korea.

Sealy produces and sells a full range of mattresses under the Sealy, Sealy Posturepedic®, Stearns & Foster and Bassett brand names.  Sealy-branded licensed products include: crib mattresses, sheets, pillows, mattress pads and comforters, futons and upholstered furniture. More information on Sealy, Inc. can be accessed at http://www.sealy.com.

Kohlberg Kravis Roberts & Co.

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, and London, England.  KKR has a long history as an investor in world-class consumer products companies, including Duracell International, Inc., The Gillette Company and Elmer’s Products Inc.  For more information, please visit www.kkr.com.

Bain Capital

Bain Capital is a leading global private investment firm with more than $17 billion in assets under management. Headquartered in Boston, Bain Capital has offices in New York, London and Munich. For more information, please visit www.baincapital.com.

#  #  #